EXHIBIT 10a

Exhibit 10(a)

LONG – TERM LIQUIDITY & FUNDING AGREEMENT

BY

MANAGEMENT CONTRACT & OPTION

$3,200,000

This Long–Term Liquidity and Funding Agreement by Management Contract and Option (the "Agreement") is entered into this **30th day of April, 2005** ("Effective Date"), by and among the following parties:

Waste Consolidators, Inc., aka **WCI**, a Colorado corporation ("Operating Company"),
WCI Management, Inc., an **Arizona** corporation ("Management Company"),

(Collectively, the two above companies may be referred to as the "**WCI Companies**"),

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The shareholders of **WCI** ("OpCo Owners"),
The shareholders of **WCI Management, Inc.** ("MCo Owners"),

(Collectively, the two above groups may be referred to as the "Owners"),

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The management team of **WCI Management, Inc.** ("Owner / Managers"),

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(Collectively, the Owners, Owner / Managers and **WCI Companies** may be referred to as the "**WCI Parties**"),

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Main Street AC, Inc., a California corporation ("Main Street"),

(All the above parties together, may be collectively referred to in this Agreement as the "Parties").

RECITALS

Main Street's central business purpose is to provide access to the higher valuations and greater liquidity that is found in the public markets to the owners of profitable private companies. The **WCI Parties** desire to secure those potential public market and other benefits for themselves. The Parties understand that the public market determines value accurately only over the long-run and that the benefits of this Agreement will most probably manifest themselves over a long period of time. Hence, this Agreement is accepted by the Parties as a gradual, long-term, multi-year program.

Within Main Street, the family of agreements, similar to this Agreement, is referred to as the "Owners' Fund" program. Main Street is an operating company and not a mutual fund nor an investment company.

AGREEMENT STRUCTURE

To secure the long-term benefits hoped for, the Parties are entering into this single, unified Agreement. For ease of understanding only, the Agreement may be thought of as being comprised of five primary provisions, as follows:

I. Formation of a Management Company, issuing these new shares to the Owners,
II. Structuring of a Management Contract for the Management Company,
III. Structuring of an Employment Contract for the Owner / Managers within the Management Company,
IV. Providing for a tax-free Exchange to purchase the Owners' new Management Company shares with Main Street stock which is repurchased for cash over time,
V. Providing Main Street with a long-term Option To Purchase the Operating Company at a probably distant time to be determined by the OpCo Owners.

The body of the Agreement follows along these lines concluding with appropriate administrative sections.

SUMMARY OF TERMS

As a short, quick reference, the following financial terms of the Agreement are excerpted and consolidated here. The complete text found in the main body of this Agreement governs and must be consulted to determine the conditions and details that therein define, limit and materially impact each of these terms, other terms and the above five provisions.

A. The *pro forma* Purchase Price of the Management Company is **$3,200,000.**
- i The initial Exchange is a tax-free exchange of stock.
- ii The stock is repurchased over time targeted to equal the Purchase Price.
- iii Exercise of $150 Million in public warrants provides funds for repurchase.
- iv Purchase funds are released to MCo Owners as increasing percentages of the Earnings Target are met by the Management Company.
- v The Earnings Target is **$400,000** per year after-tax.
- vi The purchase price multiple for the Management Company is **8x.**

B. The Management Company will be 100% owned by Main Street.
- i The standard monthly Accounting Fee is 10% of salary + $500 = **$1,500.**
- ii The Stock Repurchase Allocation (fee) matches and equals any bonus, dividends or other funds Owners receive above salary and benefits.

C. The Owner / Managers monthly salary allocation is **$10,000** including benefits.
- i. The Owners / Managers may draw extra bonuses as they wish (see Bii).

D. The option price for the Operating Company is **8x** its Future Earnings calculated at the time of exercise.
- i The OpCo Owners may remain as shareholders, directors and officers of the Operating Company until after option Exercise.
- ii The Option To Purchase is generally exercised upon Owner's request.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TABLE OF ARTICLES & SECTIONS

ARTICLE I
MANAGEMENT COMPANY FORMATION

Section 1.0 Initial Reorganization. In November 2003, Main Street purchased 100% of the **WCI** operating company from the OpCo Owners for 125,000 shares of Main Street restricted common stock, with the additional right to buy the associated management company later. Since that time, the Owners' Fund has evolved and now completes the same type of purchases, but in reverse order. Thus, currently, for any given new company, Main Street seeks to purchase the management company first, followed by the purchase of the operating company, some years later. Similarly reversing the order of purchase would have advantages for both the **WCI Parties** and for Main Street. To secure such benefits, the Parties are entering into this Agreement. As a preliminary step, the basic November 2003, purchase will be zeroed out by a resale with any miscellaneous payments trued up. This will be accomplished in the following manner:

1.0.1 Basic Resale. Upon execution of this Agreement, the OpCo Owners will buy back, and Main Street will sell back, 100% of the outstanding **WCI** shares in exchange for the 125,000 Main Street shares originally paid.

1.0.2 Miscellaneous Matters. Prior to the execution of this Agreement, **WCI** will pay the outstanding administrative assessment from the November 2003 agreement, (approximately **$7,000**) owed to Main Street. Concurrent with the execution of this Agreement**, WCI** will enter into a note payable to Main Street equal to the cumulative matching administrative assessment due under the November 2003 agreement (approximately **$22,500**). The note is at Attachment 1.0.2. The various terms of the note are, 7.8% accruing interest, but with abated payment until **Kyle D. Thomas** has some portion of his Main Street Purchase Shares first repurchased under the restricted stock repurchase program. The first payment will be due on the note on the first 10th of the month following thirty-days after said initial repurchase for **Kyle D. Thomas** is made. Starting with that first payment, the note will be amortized in a total of twelve following equal monthly payments of principal and interest, continuing at 7.8% interest, compounded and paid monthly. This recapture of historic fees will not count toward any other Management Fees owed at the then future time under other provisions of the Agreement. Once due, payments are subject to the general timing and late payment provisions of 2.7.5.

Section 1.1 Formation of a Management Company. With the assistance of Main Street, the Operating Company has caused to be formed the "Management Company" in a form that is acceptable to Main Street. The articles of incorporation, board minutes and other similar corporate records for the Management Company are found at Attachment 1.1(a). Initially, the Management Company is a wholly owned subsidiary of the Operating Company. Basic corporate information for the Operating Company is at Attachment 1.1(b)

1.1.1 OpCo Shareholders. A list of all of the OpCo Owners containing their name, address, telephone number(s), e-mail, their percentage or numeric share holdings, and their affirmation of accredited investor status is at Attachment 1.1.1.

Section 1.2 Distribution of Management Company shares. The Operating Company will execute a tax-free distribution under Section 351 of the Internal Revenue Code to place the share ownership of the Management Company into the hands of the MCo Owners. The "Management Company Shares" thus issued, represent 100% of the outstanding and issued shares of the Management Company. The reorganization plan for the Management Company formation, to be filed with associated company tax returns, is at Attachment 1.2.

1.2.1 MCo Shareholders A list of all of the MCo Owners containing their name, address, telephone number(s), e-mail, their percentage or numeric share holdings, their affirmation of accredited investor status and any other information as may be reasonably requested by Main Street is at Attachment 1.2.1.

Section 1.3 Management Company Assets. The minimum initial assets of the Management Company are the Management Contract (defined in Article II) and Option To Purchase (defined in Article V). Unless otherwise stated here, the initial liabilities are zero. A listing of initial assets and liabilities of the Management Company are detailed herein at Attachment 1.3.

ARTICLE II
MANAGEMENT CONTRACT

Section 2.1 Management Contract Reference. To improve the conceptual understanding of this article of the Agreement, the provisions under Article II may be referred to together herein as the "Management Contract".

Section 2.2 Management Contract Creation and Initial & Future Assignments. Co-incident with the creation of the Management Company, this Management Contract was created and assigned as an intangible asset of the Management Company. All rights, duties and obligations of the Management Company with respect to the Management Contract apply and inure equally to its successors and assigns.

Section 2.3 Duties of Contract Holder. As the initial holder of the Management Contract, the Management Company has the responsibility to perform the duties of general manager of the Operating Company. This means the Management Company has responsibility for the day-to-day management of the Operating Company, its sales, marketing, operations and accounting. In addition to having primary responsibility for performance in these tactical management areas, the Management Company will provide consulting to the Operating Company with regard to the more strategic issues of corporate finance, legal, strategy, vision and culture.

Section 2.4 Limitation to Duties. Any item that is or should properly be brought before the board of directors of the Operating Company is beyond the scope of responsibility granted by and required under the Management Contract. The Management Contract confers a non-officer-like role. The overall and executive direction of the Operating Company, including

corporate finance, legal, strategy, vision and culture, will continue to vest with, and be controlled by, the OpCo Owners through the directors and officers they select.

Section 2.5 Indemnification of Contract Holder. The management team of the Management Company will be the Owner / Managers. Some Owner / Managers will simultaneously be directors, officers and/or major shareholders of the Operating Company. This dual role ineffectuates the normal executive function of directors, officers and shareholders acting as an onsite check over the management team to prevent negligent, damaging or illegal, civil or criminal acts. The **WCI Parties** believe they have operated in a fine fashion without a double-check on themselves, in the past. They feel the addition of appropriate crosschecks by the Management Company on the management team to ensure proper behavior is unneeded and counterproductive. Instead, the **WCI Parties** affirm that they will take responsibility and ensure proper behavior and acts by the Owner / Managers. To substantively take responsibility for their actions, the **WCI Parties** agree to defend, indemnify and hold harmless the Management Company and Main Street because of any action taken by, or under the direction of, the Owner / Managers under the Management Contract or for any events of the **WCI Companies** prior to the Close.

Section 2.6 Term. The Parties agree that the benefits of the Owners' Fund program in general, and the Agreement in particular, are long-term. To fully realize the mutual benefit of the Agreement, the Management Contract is exclusive and non-cancelable. The Management Contract may be terminated only by: i) mutual written consent of the Parties, or ii) exercise of the long-term Option To Purchase the Operating Company as defined and detailed in Article V.

Section 2.7 Management Fees. In consideration for performance of the duties outlined in Section 2.3, the Operating Company will pay the Management Company the various "Management Fees" defined in the following subsections, in the amounts and according to the terms indicated. In general, up to **$10,000** will go through the Management Company to Owners each month on a non-cumulative, month-by-month basis. **$1,500** will go to Main Street and any overage will be split 50% - 50%. The **$1,500** monthly payment is mandatory. Paying the **$10,000** Recurring Management Fee and any extra Incentive Management Fee for Owners is at the discretion of the Owner / Managers. However, if any Incentive Management Fee is paid, or imputed because of Direct Payments already paid to Owners under 2.7.4.3, then the matching Stock Repurchase Allocation, that, if after Management Company purchase, would go to Main Street, is also a mandatory payment.

2.7.1 Owner / Managers Salary & Benefits Coverage. At the Close[1] and each month on the 10th, the Operating Company may remit, on a non-cumulative, use it or lose it, month-by-month basis, a "Recurring Management Fee" of up to **$10,000** to the Management Company.

2.7.1.1 **Recurring Fee Elimination Upon Death, etc.** The Recurring Management Fee is specific to the designated Owner / Managers and will be eliminated if they are unavailable to provide full-time management services. If there are more than one Owner / Managers, then the Recurring Management Fee allocable to only one Owner / Manager (as detailed in Attachment 3.5) may be eliminated. The specific

[1] The Recurring Management Fee due at the Close is a mandatory payment.

events that trigger an elimination of an individual Owner / Manager's associated Recurring Management Fee are his i) death, ii) disability, iii) cumulative fraud or conversion against the **WCI Companies** in excess of $10,000 , iv) working hours devoted to management of the **WCI Companies** averaging less than 20 hours per week for any consecutive 12 week period, (v) working hours are spent for any amount of time working on any other business interest that the Owner / Manager has an equity interest in, or vi) working hours are spent working for any other entity from which any compensation is received by the Owner / Manager, or vii) written consent.

2.7.2 Public Company Administration and Accounting Coverage. At the Close, and, in addition, each month on the 10th, the Operating Company will remit an "Accounting Fee" of **$1,500** to the Management Company. The **$1,500** Accounting Fee is fixed and does not change even if the Recurring Management Fee is later reduced according to the provisions of 2.7.1.1.

2.7.3 Owner / Managers Controlled Bonus & Matching Coverage. Each month, at the option of the Owner / Managers, the Operating Company may remit an optional "Incentive Management Fee" and matching "Stock Repurchase Allocation", in any matching amounts they so designate, to the Management Company. Notwithstanding the general freedom of financial action, the Owner / Managers may not make expenditures or take action of any kind that would cause the Operating Company to be in violation of debt covenants, or to be categorized, or be forecast to be categorized, as insolvent under the Uniform Commercial Code or applicable law, or under other insolvency guidelines for the Operating Company that Main Street may from time to time specify. In determining if the insolvency threshold has been crossed, the effect of expected concurrent Stock Repurchase Allocation shall be included in any calculation.

2.7.3.1 **General Use of Bonus & Matching Funds.** In general, the Incentive Management Fee is used to pay benefits, salary and bonus for the Owner / Managers in the current month or future months. Similarly, the Stock Repurchase Allocation is earmarked to repurchase Main Street stock in the current month or future months. The later may only happen, when, if and after, Main Street completes the purchase of the Management Company. However, if so completed, the repurchase of Main Street shares may be of restricted shares under the restricted share repurchase program, or public shares out of the market. Notwithstanding the foregoing, the Management Company reserves the right, in its sole judgment, to apply its funds for any legal business purpose.

2.7.3.2 **Loans by Owner / Managers.** To best control cash flow, or for other reasons, the Owner / Managers are allowed to pay all of a Stock Repurchase Allocation in cash, yet, to then pay, but immediately loan back, the Incentive Management Fee (or some portion) in a new loan owed to designated Owners from the Operating Company. Other new loans from Owners will be assumed to indicate the Recurring Management Fee previously taken was too large. Repayment of such loans will be considered an Incentive Management Fee payment under 2.7.3, or upon sale or similar event, will increase Today's Liabilities under Section 5.12, unless specifically excepted by Main Street's in its sole judgment. Generally, Main Street will not except

loans made to bolster operating cash flows, but may except loans made for expansion, especially if funds are from proceeds of stock repurchase or from outside sources. After the Close, if any loan is made by any of the Parties to any of the **WCI Companies**, the loan will be unsecured, 7.8% accruing interest, calculated and accrued monthly. Accrued interest and principal are paid on sale of the Operating Company according to the various methods described under Section 5.11.

2.7.4 Direct Payments and Fees. In as much as is possible, all payments that directly, indirectly or even peripherally benefit the Owners will be channeled through the Management Company. This may not always be possible. For example, interest earned but not paid, dividends from the Operating Company, salary for an individual Owners' family member, odd payments not appropriate for a public company, or emergency payments may all, at some time or the other, need to be paid directly from the Operating Company. All such payments made from the Operating Company for some benefit to any of the Owners are defined as "Direct Payments". Direct Payments will be included in the Management Fee calculations as follows:

2.7.4.1 **Payments All Inclusive.** It is the intent of the Parties that any accrual or payment (without double counting) made to any Owner be included in the calculation of Management Fees. If somewhat outside of the norm, these will often be Direct Payments. They include, for example, Owners' new loans, payback of principal or interest on pre-existing loans, real estate leases, royalties, retirement, medical reimbursements, wife's salary, loan for son's college, expense reimbursement, car allowance, gas allowance, per diem, vacation or sick leave accrual, credit card rebates on company purchases, severance payment or accrual, company credit card use, life insurance and dental premiums. In general, anything is allowed, but all things must be counted, when they become the first of, an obligation of, or a payment by, the **WCI Companies**.

2.7.4.2 **In Advance as Recurring Management Fee.** When Direct Payments are disclosed by the **WCI Parties** to the Management Company in the course of the normal and timely monthly reporting for the month incurred, then they may be included and count towards the Recurring Management Fee calculation under 2.7.1. In order to be so included, the Direct Payments must be accepted by the Management Company. Also, the total for the subject month's Recurring Management Fee may not exceed **$10,000** per month on a non-cumulative, use it or lose it, month-by-month basis.

2.7.4.3 **After the Fact as Incentive Management Fee.** When Direct Payments do not qualify for inclusion under the Recurring Management Fee calculation in 2.7.4.2, then they will be added to, and treated as, an additional payment to Owners[2] and be included in the Incentive Management Fee calculation under 2.7.3.

[2] If the Management Company incurs or pays for expenses directly, that it deems are because of or for the benefit of the Operating Company (e.g. response to lawsuit, forensic CPA cost or in an emergency), then those expenses will be calculated into the Management Fee formula as if an equal payment was made directly to Owners. These expenses will be referred to as "OpCo Expenditures" and their Management Fee treatment will indirectly result in an equal and offsetting payment back to the Management Company covering or reimbursing the expense.

2.7.5 Timing & Late Fees. Mandatory payments are due on the 10th day of the month following the subject month during which the payment to the Owners occurred, and late 10 days later, at the 20th day. Late payments bear a penalty of 10% of the amount due and start to incur additional interest of 1% per month on the outstanding balance commencing after the 30th day. Non-mandatory payments are due on the 10th day following the subject month and bear no penalty, if late. However, non-mandatory payments received after the 30th day from the close of a subject month will be counted as a payment toward a later month just preceding the receipt of payment.

Section 2.8 Reporting and Verification. The payment splitting nature of the Agreement presents such an inherent conflict of interest for the Owner / Managers that any ongoing operation under the Agreement would not be acceptable to auditors, financial professionals and public shareholders without regular verification. Additionally, it is believed, the payments to Owners will be accelerated if some limited financial or newsworthy information on the various or collective Operating Companies is reported to the public market. To facilitate these twin goals, any of the **WCI Parties** will provide any specific financial information in a timely way when requested by the Management Company. Additionally, the Owner / Managers will keep the Management Company apprised of any Material financial, operating, managerial or legal event or circumstance of the Operating Company[3]. On an on-going basis, the Owner / Managers will provide the Management Company with the following categories of information in the manner specified. All information will only be used by the Management Company to promote the goals stated here and otherwise will be kept confidentially, unless consented to by the Owner / Managers.

2.8.1 Confidentiality and Limited Scope. If involved because of purchase of the Management Company, Main Street's purpose for receiving information is only to protect and promote its narrow interests. Main Street may review in a cursory fashion, or may not even review, some reports if it feels its interests are not then at risk. Receipt, or even review, of reports from the Operating Company does not indicate Main Street acceptance or approval of any action, activity or circumstance represented. This is all to say that, Main Street is not responsible nor interested at all in control, but just in seeing to it that its interests are always being treated fairly.

2.8.2 Financial Statements. When financial statements for the Operating Company are prepared for the Owner / Managers, then a copy will be included in a "Monthly Accounting Package" that transmits the monthly Management Fee check(s) and other financial information by the 10th of the month. The intent is that no new financial information be generated, but rather, that only an extra copy of already existing reports be forwarded.

2.8.3 Tax Returns. When federal or state tax returns are sent in for the Operating Company, an extra copy will be included in the next Monthly Accounting Package.

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[3] The Operating Company will inform the Management Company in advance before consummating agreements or taking action that will commit the Operating Company to Material assets sales, long-term compensation or related party transactions.

2.8.4 Board Information. The Management Company will have observer status on the Operating Company board of director meetings. This means that, if the Management Company so desires, they may observe, telephonically or in person, any meeting of the Operating Company board of directors or its committees. All notices that go to any Operating Company director will be sent directly to a designated the Management Company representative, if time requires, or will be included in the Monthly Accounting Package, if not time-sensitive. A copy of all minutes, resolutions, management discussion and other information, that is supplied to directors or included in the corporate minutes book, will be forwarded in the Monthly Accounting Package to the Management Company.

2.8.5 Shareholder Information. The Management Company will have observer status on the Operating Company shareholder meetings. This means that if the Management Company so desires, they may observe telephonically or in person to any meeting of shareholders of the Operating Company. All notices that go to any Operating Company shareholder will be sent directly to a designated Management Company representative, if time requires, or be included in the Monthly Accounting Package, if not time-sensitive. A copy of all minutes, resolutions, management discussion and other information, that is supplied to shareholders or included in the corporate minutes book, will be forwarded in the Monthly Accounting Package to the Management Company.

2.8.6 Original Bank Statements and Checks. Each month, after the Operating Company accountants have reviewed the bank statements, they will forward original bank or other financial institution statements and cancelled checks to the Management Company in the Monthly Accounting Package. This will usually mean a two-month delay (e.g. May checks forwarded in July, or October checks forwarded in December). The Management Company will return the originals on a monthly basis. If there is more than one bank account, then original statements for each account must be provided.

2.8.7 List of Direct Payments. As discussed in 2.7.4, on occasion, some Direct Payments will unavoidably have to be made to Owners. Each month, in the Monthly Accounting Package, there will be a straightforward listing of Direct Payments to any of the Owners. Such list will include, for each payment or accrual: i) name, ii) date, iii) amount, iv) check number or journal voucher number, v) description or purpose, and vi) additional explanatory comments, if needed. Because of the inherent conflict of interest, cash impact and easy appearance of impropriety, all persons involved should be briefed to be very precise in the reporting of these amounts. The allocation rules from 2.7.4 will be very strictly adhered to. This list of direct payments is the main disclosure device for such Direct Payments.

2.8.9 Explanation of Payment. If not paid by separate check, the Monthly Accounting Package should also contain, on the Management Fee check, or separately, a description of the breakdown and allocation of amounts paid. The ongoing balance of funds from the collection of Management Fee payments less disbursements is known as the "Management Fee Pool".

2.8.9 Site Visits. The Management Company will have the right to inspect the books and records of the Operating Company, and make copies of same, at any time.

Even for well-run companies, with owners of sterling character, these visits will occasionally and randomly be made. The Management Company views such visits as not only investagatory and prophylactic, but also as a way to promote and provide a real sense of confidence in the investing public that ultimately provides the source of funding for all owners. When asked, "How do you know owners aren't taking money out the back door?" the Management Company can answer that, not only do we deal with owners of good character, we also randomly visit sites and inspect their books. The key task of the site visit is to verify that payments to Owners are as stated. The confidentiality and limitation of scope to Main Street and Management Company interests, defined in 2.8.1, apply. The visits will be done on a no-notice or short-notice basis. A Management Company representative will show up at the door of the Operating Company to see the books in a bank examiner-like fashion. It is in the Management Company's best interest to keep such visits as non-disruptive as is possible. The Operating Company will supply a reasonable workspace and access to records and computer systems. The representative will also have access to Operating Company employees, if requested. Reasonable support for the visit will be supplied by the Owner / Managers.

ARTICLE III
PROFESSIONAL EMPLOYMENT CONTRACT

Section 3.1 Employment Contract Reference. To improve the conceptual understanding of this article of the Agreement, the provisions under Article III may be referred to together herein as the "Employment Contract".

Section 3.2 Participants. This Employment Contract is entered into between the Management Company and the following individuals, who collectively are the initial Owner / Managers:

Kyle D. Thomas

Although the Employment Contract herein may now or later cover more than one individual, the provisions continue to apply to the remaining individuals should one or more of the Owner / Managers retire earlier than another, die or become disabled, or for any reason withdraw or be terminated from the Employment Contract while other Owner / Managers remain employed.

Section 3.3 Duties. The Owner / Managers have the responsibility to perform the duties of general manager of the Operating Company. This means the Owner / Managers have responsibility for the day-to-day management of the Operating Company, its sales, marketing, operations and accounting. In addition to having primary responsibility for performance in these tactical management areas, the Owner / Managers will provide consulting to the Operating Company with regard to the more strategic issues of corporate finance, legal, strategy, vision and culture. Within this broad scope, the Owner / Managers will follow the direction of the officers and directors of the Operating Company who maintain overriding control of the Operating Company.

Section 3.4 Limitation to Duties. Any item that is or should properly be brought before the board of directors of the Operating Company is beyond the scope of responsibility

granted by and required under the Employment Contract. The Employment Contract covers non-officer-like actions. The overall and executive direction of the Operating Company, including corporate finance, legal, strategy, vision and culture, will continue to vest with, and be controlled by, the OpCo Owners through the directors and officers they select.

Section 3.5 Compensation. In consideration for the performance of the duties outlined in Section 3.3, the Owner / Managers will receive compensation from the Management Company as detailed in Attachment 3.5. The compensation is incentive driven. It is limited and controlled in magnitude by the OpCo Owners as, through the officers and directors they select, they direct additional non-mandatory payments into the Management Fee Pool. The Management Fee Pool is the net balance of Management Fee deposits less reserves and disbursements as calculated by the Management Company in their best business judgment. The monthly Recurring Management Fee paid into the Management Fee Pool by the Operating Company is targeted at **$10,000** per month. Additional Incentive Management Fee payments of any amount, in compliance with matching formulas, may also be paid into the Management Fee Pool each month from the Operating Company.

3.5.1 100% of Management Fee Pool May Be Paid Out. It is expected that, over time, 100% of all monies in the Management Fee Pool will be paid out.[4] Unless otherwise provided for herein, the balance the funds in the Management Fee Pool prior to the 1st day of a subject month are available for payout in recurring paychecks on the 6th and 21st of that subject month[5]. The initial twice per month payment for each of the Owner / Managers is detailed at Attachment 3.5. Alternatively, the funds are available for benefits or other compensation selected on a similar schedule. Instead of paying out all funds immediately, funds paid in earlier may be held and paid out gradually over the months as long as such payments remain consistent with applicable law. All costs of every type that are associated with the compensation for the Owner / Managers will be charged off or allocated against funds in the Management Fee Pool.

3.5.2 Flexible Benefit Selection. Over time, it is expected that there will be an expanding menu of benefits available for selection by the Owner / Managers. To the limit of funds left and available in the Management Fee Pool, Owner / Managers may add benefits in a cafeteria plan fashion, as they are available. The initial benefits to be paid through the Management Company to the Owner / Managers are detailed at Attachment 3.5.

3.5.3 Split Amongst Individual Owner / Managers. If there are two or more Owner / Managers, the Management Fee Pool will be administered as if each individual Owner / Manager had a separate management fee pool. The allocation of funds between these sub-accounts will be initially set by the Owners and is detailed at Attachment 3.5. Subsequent

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[4] Funds in the Management Fee Pool may, at the Management Company's sole discretion, be applied, if due, first, and then in order to, penalties, interest, Accounting Fees, Stock Repurchase Allocations, and Owner / Manager compensation under the Employment Contract.

[5] In the Management Company's sole judgment, reserves may be set and compensation may be adjusted to ensure that compensation is in compliance with prevailing labor laws, such as minimum wage, workman's compensation and others, as may from time-to-time apply.

changes between individuals are generally not allowed. Subsequent changes between sub-accounts require the consent of the Management Company.

3.5.4 Consulting or Extended Benefits. If, at the end of the Employment Contract for one or all Owner / Managers, additional funds remain in their Management Fee Pool, then those funds, at the Owner / Manager's option, may be paid out in one final payment, in consulting fees over time (if agreed to by the Management Company), or paid out in the form of extended benefits. In addition to any other non-compete provisions provided for elsewhere in this Agreement, the Owner / Managers agree not to compete with the business of the Operating Company during the period of time when they are receiving extended benefits or extended consulting fees.

Section 3.6 Term. The Employment Contract is a long-term agreement and is non-cancelable except by written consent of the Owner / Managers and the Management Company, upon termination of the Management Contract, or upon Exercise of the Option to Purchase under Article V.

ARTICLE IV
EXCHANGE OF SHARES

Section 4.1 The Exchange. The MCo Owners wish to sell and Main Street wishes to purchase 100% interest in the Management Company. To accomplish this objective, the Parties agree to the "Exchange" outlined here, which is structured to qualify as a tax-free exchange under Section 368 of the Internal Revenue Code. The MCo Owners agree to transfer to Main Street, at the Close, as defined in Section 4.12, the Management Company Shares which represent one hundred percent (100%) of the shares of common stock, no par value, of the Management Company, consisting of the number of shares shown opposite their names, or derived by percentage calculation, on or from Attachment 1.2.1. Main Street will issue "Main Street Purchase Shares" equal to that number of shares of voting capital stock, no par value per share, of Main Street having a total *pro forma* or target value of **$3,200,000** , which is defined as the "Purchase Price". The total number of Main Street Purchase Shares to be issued shall be determined by dividing the Purchase Price by the Applicable Value Per Share Of Main Street Capital Stock. The "Applicable Value Per Share Of Main Street Capital Stock" shall be **$8.00** per share. However, no fractional Main Street Purchase Shares shall be issued pursuant to the Exchange and, in lieu thereof, the fractional Main Street Purchase Share to be issued will be rounded up to the next whole share. In accordance with Section 4.2, the number of Main Street Purchase Shares so calculated is **400,000** shares.

4.1.1 Exchange of Certificates. At the Close, subject to the transfer and performance requirements later set forth in this article, (i) Main Street shall deliver or direct the transfer agent to cause to be delivered to each of the MCo Owners a certificate or certificates representing the number of whole Main Street Purchase Shares for which the Management Company Shares owned by each of the MCo Owners shall have been exchanged and (ii) concurrently therewith, the MCo Owners shall deliver or cause to be delivered to Main Street certificates evidencing the ownership of the Management Company Shares, in each case accompanied by one or more stock powers duly executed in blank or duly executed instruments

the then current actual Main Street combined state and federal tax rate, the then current actual Operating Company combined state and federal tax rate, or 35%.

4.3.1.3 **Net Present Value Discount Factor**. The Exchange allows for the Owners to meet the Earnings Target in a future rolling four fiscal quarter time period. In the market in general, stocks may often grow at an average 12% per year rate and that percentage is used under the Exchange as a general NPV discount rate. If the initial Earnings Evaluation Period is the normal case of the rolling year starting at the beginning of the very next calendar quarter from the Close and running over the next four quarters, then, that associated Net Present Value Factor is 100%, which has no effect. The "Net Present Value or NPV Factor" for the quarter-by-quarter rolling four fiscal quarter Earning Evaluation Periods past then, increases at 3% for each fiscal quarter extension, compounded. This means that if the rolling fiscal period being considered to see if the Earnings Target Is Met is pushed out by three months, then the NPV Factor applied to that annual period would be 103%. In other words, if the Earnings Target were 100, then, over the four fiscal quarters that commence just after three (3) months from signing, the earnings would need to be 103 to qualify so that the Earnings Target Is Met. The NPV Factor for the next annual Earnings Evaluation Period, starting three months later, would be 106.09%.

4.3.2 Definition of Achievement. Certain financial events are proportional, dependant or triggered upon the Owners meeting increasing percentages of, or all of, the declared Earnings Target. The "Earnings Target Is Met", or, in accordance with and by Main Street proportional calculation along similar lines, a certain Main Street declared percentage of the Earnings Target Is Met, if:

(i) the Adjusted After-Tax Earnings during the initial Earnings Evaluation Period, as defined in 4.3.3 are greater than the Earnings Target, or

(ii) after the end of any quarter subsequent to the initial Earnings Evaluation Period, the Owners present financial reports or other evidence to Main Street indicating that the Adjusted After-Tax Earnings have exceeded the annual Earnings Target during four preceding contiguous calendar quarters after adjusting for a Net Present Value Factor as provided for in 4.3.1.3. Based on the request and evidence provided, if Main Street judges that the Adjusted After-Tax Earnings exceed the Earnings Target, or some percentage thereof, as adjusted for NPV, then Main Street may declare that the Earnings Target Is Met, or proportionally, that some percentage has been met. Such declaration shall not be unreasonably withheld, or

(iii) at any time, the Owners present financial reports or other evidence to Main Street that overwhelmingly support the fact that the Adjusted After-Tax Earnings, in the then current annual period, will, with great certainty, go on to exceed the Earnings Target, or some percentage thereof, as adjusted for NPV, and based on the request and evidence provided, if Main Street judges that the Adjusted After-Tax Earnings are in the process of exceeding the Earnings Target, or some percentage thereof, as adjusted, then Main Street, in its sole judgment, may declare that the Earnings Target Is Met, or, proportionally some percentage has been met[9]. Such declaration by Main Street may be withheld for any reason related or unrelated to this Section, at Main Street's discretion.

[9] **If the Owners schedule $51,667 in Stock Repurchase Allocations, $310,000 in stock could be transferable.**

4.3.3 Earnings Evaluation Period. To comply with accounting, tax and securities reporting requirements the Management Company fiscal year will be aligned with that of Main Street, which is on the typical calendar year equaling fiscal year schedule. Adjusted After-Tax Earnings will be continually compared to the Earnings Target during successive Earnings Evaluation Periods. Each "Earnings Evaluation Period" is the quarter-by-quarter year of four contiguous calendar quarters being examined to determine if the Earnings Target Is Met. Unless specified otherwise here, the initial "Earnings Evaluation Period" is defined as the first quarter-by-quarter rolling fiscal year following the Close. The initial Earnings Evaluation Period for the Management Company is specified as **April 1, 2006 to March 31, 2007.**

Section 4.4 Current Main Street Repurchase Program. The Main Street board of directors has determined that it is in the best interests of its shareholders to have in place an aggressive stock repurchase program. This is consistent with Main Street's core corporate purpose of providing liquidity for otherwise private business owners through the public markets. As stockholders, after the Close, the Owners will enjoy the rights of any other shareholder with regard to the repurchase of their restricted Main Street Purchase Shares by Main Street and the potential benefits of reselling shares on the open market when an aggressive stock repurchase plan is in place. Notwithstanding discussion elsewhere in this section, the stock repurchase plan is subject to the overriding constraint that overall corporate overhead, taxes and other needs and financial health must be maintained. Main Street explicitly reserves the right to expend funds for any legal purpose in its sole judgment. But, in as much as is possible, the repurchase program and attendant liquidity are a core focus of the business. The current stock repurchase program is two-fold:

4.4.1 100% of Matching Funds Used to Buy-Back Public Stock. 100% of the net funds that come in from Operating Companies in the form of matching Stock Repurchase Allocations are used to buy-back Main Street stock out of the public market. All other things being equal, this should cause a rise in the Main Street stock price. In its sole business judgment, Main Street may redirect these market repurchases toward the repurchase of restricted shares, if, for example, the market price exceeds the restricted share repurchase price.

4.4.2 100% of Warrant Funds Used to Buy-Back Owners' Stock. The Main Street capital structure, including \$1, \$3, \$5 & \$7 warrants that would generate approximately \$130,000,000 to \$170,000,000 on exercise, is detailed at Attachment 4.4.2. If the Main Street share price rises above those Main Street warrant exercise price points, that rise will make it in the economic best interests of the warrant holders to exercise those warrants at a profit. Also, the warrants each become callable at \$1.00 per share above their strike price. If the current warrant holders do not then exercise their warrants, those warrants may be called away by Main Street and assigned to other parties for immediate exercise. In this fashion, it is expected that, if the stock price so rises, then funds from the exercise of warrants will be generated. 100% of the net funds that come in through the exercise of warrants will be earmarked to repurchase restricted shares of Main Street that are presented from Holders and transferable. "Holders" include the MCo Owners who hold Main Street Purchase Shares, the similar owners from other companies that are likewise participating in the Owners' Fund, and other holders of restricted shares. Transferable restricted shares will be targeted for repurchase from the Holders of those restricted shares at a rate of **\$8** per share.

4.4.3 Performance Earned Percentage is Qualified for Buy-Back. In order to qualify for the current and separate Main Street restricted stock repurchase program, a Holder's stock need only be restricted and transferable. All Main Street Purchase Shares will be restricted. Once the Earnings Target Is Met, all Main Street Purchase Shares will be transferable. Until the Earnings Target Is Met, a common percentage for each MCo Owner's restricted shares, referred to as the Performance Earned Percentage, is transferable and qualified for buy-back under the restricted share repurchase program. The "Performance Earned Percentage" is determined by a formula that is proportional to the Earnings Target with a 10% Reserve phased in over the first 20% and released at 100%. The 10% Reserve is to encourage Owners to make accurate projections for their Earnings Target which otherwise would be best to project at infinite profitability. The Performance Earned Percentage is proportional and piecewise smooth, rather than stepped, but in tabular form the percentage of a MCo Owner's restricted shares that will be transferable compared to the percentage of the Earnings Target that is thus far met, is as follows:

Percent of Earnings Target Reached:	0%	10%	20%	30%	40%... 90%	99%	100%
Performance Earned Percentage:	0%	5%	10%	20%	30%... 80%	89%	100%

4.4.3.1 **Transfer Restrictions Apply to Public Market Sales.** In the same manner that restricted share repurchases are limited to the Performance Earned Percentage, so to are sales of Main Street Purchase Shares in the public markets limited. Thus, if the Main Street share price on the public market were $12 per share, the Holder would clearly be better off selling through a stockbroker at $12, than in selling back to Main Street at $8. After the typical Section 144 stock restrictions expire, usually after twelve months from issuance, this public market sale is generally allowed and encouraged. However, the total percentage of an MCo Owner's Main Street Purchase Shares that are transferable, so that they may be sold publicly, is still limited to the Percentage Earned Percentage.

4.4.3.2 **Transfer Restrictions are Comprehensive.** Before and until the Earnings Target Is Met the Main Street Purchase Shares may not be transferred or encumbered without the prior written consent of Main Street. The Main Street Purchase Shares may not be put into street name without the prior written consent of Main Street. The transfer restriction is in Main Street's absolute discretion and release of this restriction will not generally be granted except as provided under 4.4.3, upon death, divorce settlement or for other intra-family adjustments. The legend on the share certificate will be extremely restrictive and, among other restrictions, indicate that the particular share certificates are subject to unilateral cancellation by Main Street if certain performance requirements are not met. If any cashless assignments are ever given for such events as the settlement of an estate or as directed by Court order, then the new assignee will be bound by the same restrictive covenants on transfer as the Owners. In effect, the assignee will become a substitute MCo Owner with regard to the Main Street Purchase Shares held.

4.4.3.3 **Release of 10% Reserve.** The 10% limitation on transfer that is phased in over the first 20% of the Performance Earned Percentage is referred to as the "Reserve". The Reserve is automatically released and the remaining 10% of Main Street Purchase Shares are transferable when the Earnings Target Is Met. One-half of the Reserve (e.g. 5%)[10] may be released from transfer restriction by Main Street when or upon:

i) the Exercise of the Option to Purchase,
ii) the Adjusted After-Tax Earnings are less than any previous peak earnings for the next three consecutive years,
iii) the Owner / Managers inform Main Street in writing that the Adjusted After-Tax Earnings are not growing and the MCo Owners wish to collectively exercise a release of the Reserve under 4.4.3.3 iii, or
iv) an individual MCo Owner informs Main Street in writing that they believe the Adjusted After-Tax Earnings are not growing and that the individual MCo Owner wishes to individually exercise a release of their Reserve under 4.4.3.3 iv.

In order to effect the release of 50% of the Reserve, the Untransferable Shares must be surrendered to Main Street and cancelled. The "Untransferable Shares" are that percentage of Main Street Purchase Shares in excess of the Performance Earned Percentage plus one-half of the Reserve. Once the first of any of the events i – iv occurs, the applicable Performance Earned Percentage, for the individual or collectively, will be frozen. In consideration for the availability of early release of one-half of the Reserve, even if the percentage of the Earnings Target earned later increases, the Performance Earned Percentage will not be increased and the Untransferable Shares may not later be made transferable nor be presented for repurchase nor otherwise sold. If the Untransferable Shares are not surrendered after a reasonable time, or if Main Street is unable to contact a particular MCo Owner subject to the surrender, then Main Street is authorized to cancel out the Untransferable Shares on its books and records and direct the transfer agent to record the cancellation on the stock transfer records, also.

4.4.4 Repurchase at $8 per Share at Owner's Choice. If the Main Street shares are trading above **$8** per share, the Holders are not required to sell their Main Street Purchase Shares through the restricted share repurchase program. That program is completely voluntary. In fact, no Holder is ever required to sell any shares; they may observe and do nothing. For example, if any Holder wishes to wait until capital gains treatment applies before selling, if it would be tax advantageous to defer, or if for any reason a Holder wishes to defer sale at **$8** per share at any time, then he need merely not present his shares for *pro rata* repurchase for any particular calendar month. To participate in the restricted share repurchase program, any Holder should send his restricted shares to Main Street with a written request, in

[10] Usually, the Reserve will be already 10% of the total when a release event occurs. In theory, the Reserve could be less that 10% if less than 20% of the Earnings Target Is Met. In that case, on release, one-half of the lesser percentage held back from transfer would then become transferable. For example, if 16% of the Earnings Target Is Met, then the Reserve would be 8% , and, on release, an additional 4% of the Main Street Purchase Shares would then be transferable.

forms provided by Main Street or separately, to include some specified number or all of those shares in the repurchase program on a one–time or repeated basis. If participation on a repeated basis is indicated, then any residual shares will be automatically included in the next month's repurchase program until Main Street is notified in writing otherwise. Transfer agent and other third party fees will be paid by the Holder. To minimize fees and expenses, repurchases will done on a ledger basis and a new residual stock certificate will not be repeatedly reissued to the Holder unless specifically requested.

4.4.5 Monthly *Pro Rata* Repurchases. Restricted transferable shares presented for purchase by the beginning of any calendar month by an individual Holder will be repurchased on a *pro rata* basis to the total amount of restricted transferable shares similarly presented by all Holders. Restricted share repurchases will be calculated on a monthly basis and are targeted to be made by the fifteenth of the following month, or as soon as is reasonably practical after the receipt of funds for that purpose. However, in this area, Main Street may exercise its sole judgment in efficiently and effectively administering the repurchases process. This includes actions such as the grouping of months or the accumulation of funds earmarked for repurchase and the accelerated payoff of small residual Holders.

4.4.6 Provision for Limited Buyout of Only Some Owners. By separate agreement amongst themselves, groups of individual MCo Owners associated with one business are allowed under the Exchange and may choose to weight, accelerate or otherwise more quickly repurchase and retire the Main Street Purchase Shares for only one or a small number of their particular multi-person ownership group (e.g. Between parent and children the parent may be paid off first, or between retiring and active partner the retiring partner may be paid off first). To focus the repurchase amounts on the restricted shares of one individual Holder, the Main Street Purchase Shares of the consolidating group should be presented together. Accompanying the shares should be a statement, executed by all participating Holders, indicating that all repurchases for the group are to be allocated first to some limited number of individual Holders in the group for all of those MCo Owners' restricted shares, or up to some maximum repurchase amount. If the allocating Holders in the combined group want their individual monthly repurchases to be reapplied to their own account and restart after the single or limited number of individuals have had their shares repurchased, then that should also be indicated. Owners should note that by taking this approach, the Performance Earned Percentage is recalculated as if the group were one individual Holder. As a result, the residual or non-accelerated Holders bear increased risk of not having their shares repurchased before the Earnings Target Is Met or even never having their shares repurchased because of a reason that otherwise would only partially restrict funding or limit their individual repurchase. Participation under the provisions of 4.3.3 requires the consent of Main Street which may be unreasonably withheld in its sole discretion.

Section 4.5 Current Repurchase Program Subject to Modification by Board. The current Main Street share and restricted share repurchase program described in Section 4.4 may be modified in total by action of the board of directors of Main Street. Any modification would not be selectively applied to this Agreement nor to any particular agreement, as the repurchase program is a voluntary action of Main Street, directed by the board, and available to all shareholders and Holders when applicable. Main Street believes that continuing to operate

the voluntary share repurchase and restricted stock repurchase program is strongly in the best interests of its shareholders. Nonetheless, Main Street reserves the right to adjust, significantly modify in every way, or even terminate the entire share repurchase or restricted stock repurchase program, in Main Street's sole discretion.

Section 4.6 IRA Coordination Available. Generally, all shares issued in a tax-free exchange must be treated equally, and shares deposited to an IRA must be non-cancelable. In the Exchange, all shares are issued in a tax-free exchange, then, if the Earnings Target is not met, a portion may be cancelled. Outside of a tax-deferred vehicle, issuing shares in steps would often generate a series of taxable events. This is not an issue within an IRA or other tax deferred accounts. To ensure equal treatment, if an Owner so elects, shares may be held in escrow until the individual Owner directs that certain issues with regard to IRA treatment for certain shares have been cleared with the IRA custodian. In the meantime, repurchases will continue in the normal fashion and cash or share deposits into an IRA will continue as quickly as is possible until all custodian issues are cleared. This coordinating approach will exactly follow the Performance Earned Percentage from 4.4.3, and other aspects of the Exchange.

MCo Owners should note that they must consult with their own tax advisor with regard to the IRA coordination under Section 4.6. The tax law and tax-deferred accounts are complex and individual. For an individual MCo Owner and his particular account, the description under Section 4.6 may not apply at all. If the individual MCo Owner or Main Street determines that it is advantageous to discontinue coordination under this provision, then they may do so. In that case, the Main Street Purchase Shares will be construed, supplemented, issued or reissued in the normal fashion. This may result in significant negative tax consequences for the affected Parties who shall have no recourse against any of the other Parties.

Section 4.7 Existing Loans to Owners. The Parties agree that as of the Close there are no prior existing outstanding loans, accruals, liabilities, contingent liabilities or other monies due to Owners or related parties from the **WCI Companies** except those specifically delineated in Attachment 4.7 and specifically accepted by Main Street. Unless specifically excepted in writing by Main Street, any liabilities so accepted will automatically be converted, by act of the Close of this Agreement, to a new loan that is unsecured, with 7.8% accruing interest, calculated and accrued monthly. Accrued interest and principal are to be paid on sale of the Operating Company according to the various methods described under Article V. All undisclosed Owner liabilities that are later discovered are agreed between the Parties and the Operating Company to have been previously exchanged for equity and were already appropriately reflected in the equity of the Operating Company prior to the Close, and as such, are already reflected in the total and individual equity interest delineated in Attachments 1.1.1 and 1.2.1.

Section 4.8 No Significant Changes to Balance Sheet. The intent under this Agreement is for the theoretical "Combined Balance Sheet" of the **WCI Companies**, taken together, to remain relatively unchanged as the transition from private company to participant in a public group of companies through the Owners' Fund is made. The "Recent Balance Sheet" and initial position for Operating Company is the **March 31, 2005,** balance sheet provided by the Owners with the Offer and that is found at Attachment 4.8(a). If it is ascertained just after the Close that the Combined Balance Sheet has been significantly and Materially depleted since the

Recent Balance Sheet, except as disclosed by Owners and accepted by Main Street on Attachment 4.8(b), especially because of significant cash reductions prior to sale, or if intentionally depleted in excess of $10,000 in any way, then that is defined as an additional cause to trigger the Option To Purchase at a 25% discount under Section 5.9.

4.8.1 Recent Cash Payments to Owners. Except as disclosed by Owners and accepted by Main Street in Attachment 4.8.1, since **March 31, 2005,** and through to the Close, any enrichment of Owners or related parties in excess of **$10,000**, per month, on a month-to-month basis, that later, under similar calculation, would have been classified as Direct Payments, will be classified as a Direct Payment under 2.7.4.3. This excess will be calculated as an additional Incentive Management Fee paid in a month of Main Street's sole choosing generating a matching Stock Repurchase Allocation in that chosen month.

4.8.2 Access to Records. The **WCI Parties** agree to permit Main Street accountants, auditors and their representatives, to have access to, and to examine and make copies of, all books and records of the **WCI Companies** that are related to verifying there are no balance sheet depletions nor recent payments to Owners that are not accepted by Main Street.

Section 4.9 Requirement for Universal Business Inclusion in Sale. At the typical size of operation for the group of businesses contemplated by Main Street to be brought in as part of the Owners' Fund, it is believed that the full-time contribution of the Owner / Managers is critical. Similarly, if not all business assets are included in a transaction, it is the opinion of Main Street that soon the best opportunities, growth and reward seem to gravitate to the portion not included, while leaving all the risk behind. In order to get the full benefit of the Owners' contribution, all of the business related assets of the Owner / Managers must be and are purchased. Great benefit is lost if a business joins the Owners' Fund but an Owner continues to own the associated real estate, or to sell one business but continue to run a related or even unrelated business. The Owners certify that 100% of their business related assets, holdings, interests and businesses are included as assets of the Operating Company, that the Management Contract and Option to Purchase encompass all such businesses for the consideration given at the Close, and are thus subject to the Agreement, except as listed in Attachment 4.9. The Owner / Managers understand and affirm that future business ideas, opportunities and new ventures are corporate opportunities, will be the property of the **WCI Companies**, and will not be converted or taken for themselves individually.

Section 4.10 Further Assurances. At the Close and from time to time thereafter, the Owners shall execute such additional instruments and take such other action as Main Street may request in order more effectively to sell, transfer and assign the Management Company Shares to Main Street and to confirm Main Street's title thereto; and Main Street shall execute such additional instruments and take such other action as Owners may request in order more effectively to sell, transfer and assign the Main Street Purchase Shares to MCo Owners and to confirm MCo Owners' title thereto. Upon mutual consent of the Owner / Managers and Main Street, the Parties further agree to allow post-Close modification of the non-economic terms of the Agreement if necessary to comply with securities, tax or audit requirements.

Section 4.11 Securities Law Matters. The Main Street Purchase Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, but will be issued pursuant to Regulation D promulgated under the 1933 Act. Main Street's obligation to issue, and Main Street's obligation to deliver, the Main Street Purchase Shares upon consummation of the Exchange is contingent upon the receipt of assurances satisfactory to Main Street that each of the MCo Owners is an "Accredited Investor" as such term is defined by the rules of the Securities and Exchange Commission under the 1933 Act, or that Main Street will otherwise be able to stay in compliance with all applicable securities laws. The Main Street Purchase Shares will be subject to restrictions on transfer by virtue of applicable securities laws, and certificates representing such shares shall bear an appropriate legend to the effect that such shares are subject to such restrictions and the additional restrictions enumerated under 4.4.3. The Owners shall provide certain representations to Main Street as to such matters under an "Investment Agreement" in the form appended hereto at Attachment 4.11.

Section 4.12 Closing. The "Close" of the transactions contemplated by this Agreement shall be held (i) at the principal offices of Thoits, Love, Hershberger & McLean, 245 Lytton Avenue, Suite 300, Palo Alto, California, at 10 a.m., on the fifth (5th) business day after the last to be fulfilled or waived of the conditions set forth in Section 6.3 shall be fulfilled or waived in accordance with this Agreement, provided that such "Closing Date" shall not be later than **April 30, 2006**, or (ii) at such other place, time or date as agreed upon in writing by Main Street and the Owners. The Parties agree that, if the transactions contemplated by this Agreement do not Close on or before **April 30, 2006**, there will be no legally binding or enforceable contract between the Parties pertaining to the transactions contemplated by this Agreement, and neither this Agreement, nor any related agreement, shall create any rights or obligations for or on the part of any Party to this Agreement other than the return of the Deposit as detailed in Section 4.13 following.

Section 4.13 Offer and Refundable Deposits Paid. Prior to the initiation of the preparation of the drafting of this Agreement the **WCI Parties** submitted an "Offer", (Attachment 4.13) to Main Street and paid a **$6,000** "Deposit" to Main Street to defray administrative costs. This is a true deposit and will be refunded to the payer under one of the three scenarios following.:[11]

4.13.1 Refund if Agreement Consummated. After the Close, Main Street will refund the Deposit to the payer from the first of the last $1,000,000 of the total warrant funds expected to be received by Main Street upon exercise. Funds from this last $1,000,000 will also be utilized to refund other similar deposits. In making these refunds, monies will be refunded on a first paid, first refunded basis. As of **April 30, 2005,** the Deposit for **$6,000** would be the **second** deposit made out of **five** similar deposits accepted for **$95,402** in total, and expected to be finally refunded under this sub-section. The initial act of the paying the refund will not be considered a Management Fee payment.

[11] The Deposit calculation generally equals $5,000 plus 1/10th of 1% of the initial Purchase Price as calculated on the Offer document. 1/10th of 1% is $1,000 for each $1 Million of the Purchase Price.

4.13.2 Refund if Agreement Not Executed by Owners. If the **WCI Parties** fail to complete or execute the Agreement along the lines outlined in Offer, then the Deposit will likewise be refunded in the manner outlined in 4.13.1.

4.13.3 Refund at (2x) if Agreement Not Executed by Main Street. If Main Street fails or refuses to execute the Agreement (which is subject to Main Street board approval) along the lines of the Offer then the Deposit must be remitted to the payer promptly from one-half of the net proceeds of the first warrants to be exercised after the failure to execute an Agreement by Main Street is communicated to the **WCI Parties**. This refund will be paid net 30 days from the receipt of funds, to the payer, on a first Owner to pay a deposit being the first refunded basis, if applicable. As of **April 30, 2005**, Main Street has not, and does not contemplate or foresee rejecting any of its current agreements. If the Agreement is complete in every regard, otherwise executed, submitted to the Main Street board of directors and only then rejected, in addition to a Deposit refund under this paragraph, an additional "Breakup Fee" equal to the Deposit must be paid to **WCI** The Break-up Fee and Deposit will be paid as if the Deposit were twice as large as was actually paid.

ARTICLE V
OPTION TO PURCHASE

Section 5.1 Purchase Option Reference. To improve the conceptual understanding of this article of the Agreement, the provisions under Article V may be referred to together herein as the Option To Purchase. The "Option To Purchase" is the option for the Management Company to buy the Operating Company, at some time in the future, as described herein. Again for ease of understanding, it is assumed in this article that the Exchange has already occurred and that Main Street is the new owner of the Management Company rights under the Option To Purchase. Thus, instead of referring to the rights of the Management Company, the Option to Purchase will more clearly refer to the rights of Main Street (that it is receiving by buying the Management Company).

Section 5.2 Idealized Scenario. The ideal and hoped for scenario for the Parties with regard to the exercise of the Option To Purchase is that some many years in the future the Owner / Managers decide they are ready to transition away from the business. About a year in advance they start discussions with Main Street in this regard. During the year, the Parties work-up and agree as to what the projected Future Earnings are expected to be over the following **eight** years. Based on those projections, the Parties apply a 7.8% discount rate and issue those **eight** years' Future Earnings in advance to the OpCo Owners in a tax-free exchange for Main Street shares. Main Street repurchases some of that stock through the stock buyback program that may be active at that time, the OpCo Owners later sell some of the stock at a higher price on the public market paying a low capital gains rate for taxes, and some of the stock the OpCo Owners choose to hold and watch appreciate tax-free for many years.

The Option To Purchase attempts to provide a structure that allows for the possibility of delivering on this ideal. Importantly, it also defines the agreed upon avenues that the Parties will

follow in the probability that the situation will be changed in the future, that the Parties will not agree on some major items, and that some major problems will arise. Notwithstanding the idealized scenario above, the complete definitive description of the Option To Purchase follows in the rest of this article.

Section 5.3 Standard Scenario is at (8) Years' Future Earnings. In the baseline or normal scenario, the overall process of exercising the Option To Purchase involves Notice by Owners, Exercise by Main Street, determining Price by projection of Future Earnings, agreeing to miscellaneous terms of the Purchase, and the Purchase. "Future Earnings" are defined as the product of the Adjusted Earnings under the definition from sub-paragraph item 4.3.1.1 (ii) but assuming the Recurring Management Fee is zero, this amount less the 50% that would be due the Management Company, with that residual all multiplied by the Effective Tax Rate from 4.3.1.2.

5.3.1 One Year Notice by Owners. In the "Standard Scenario", at some time after the Close, and this may be 5, 10, 20 or more years later, the Owners decide they wish to transition away from the business. When they are certain, the Owner / Managers will provide written "Notice" to Main Street that they wish to initiate the Option To Purchase. This Notice initiates a one-year process during which the Parties will prepare for the Exercise of the Option To Purchase leading to the sale of the Operating Company to Main Street. After the Notice, but before the Exercise, there is no discernable change to the day-to-day or strategic management of the Operating Company, nor any change in fees or payments. The Notice accomplishes five things: i) it alerts Main Street to bring in new executive management within a year, ii) the Owner / Managers know that the longest they need to remain on the job is a maximum of one more year, iii) Main Street may Exercise the Option To Purchase and take over control as soon as any time after the Notice, iv) the Exercise must occur no later than one year after the Notice, and v) the Parties have up to one year to prepare paperwork for the Exercise.

5.3.1.1 **Notice Upon Death or Disability.** When Main Street first becomes aware of the death or disability of an Owner / Manager, that awareness has the same effect as receipt of written Notice under 5.3.1. In the case of disability, the disability must be of a nature that substantially interferes with performance as contemplated under the Employment Contract. Main Street will confirm in writing to appropriate representatives of the Parties the events that have triggered the *de facto* Notice and will, as much as is possible, apprise them of Main Street's immediate plans with regard to the Option To Purchase and relevant timing. If the death or disability is of one of several Owner / Managers, then that will start the process to buyout that one Owner / Manager as provided under Section 5.7.

5.3.2 Agreement as to Projected Earnings for Stock Purchase. It is advantageous for the Parties to be able to execute the Purchase of the Operating Company as a tax-free exchange of stock. Generally, for the Owners, no taxes would be due on sale and only capital gains taxes would be paid as shares were eventually sold. For Main Street, an all stock Purchase conserves cash for later acquisitions, stock buy-backs and other corporate purposes. The first step to arrive at an all-stock purchase price is agreement on projected Future Earnings over the **eight** years following the Purchase. After the Notice, but before the Purchase, the Owner / Managers and Main Street will come to agreement as to the projected Future Earnings

eight year period. Each payment will be based on the results of the immediately preceding complete or partial fiscal year. For example, if on July 27th, 2011, the Owner / Managers give Notice with a Purchase consummated as of October 1st, 2011, then the first Purchase payment will be made to the OpCo Owners on or before March 31st, 2012, and at would equal the Future Earnings for the fourth quarter of 2011. Under a hypothetical eight-year buyout period with original ownership unchanged, seven additional consecutive annual payments would also be made on or before each following March 31st anniversary date and reflecting the Future Earnings during those respective seven fiscal years. A final stub period payment would then be made on or before March 31st, 2020, equal to the Future Earnings of the Operating Company during first three fiscal quarters of 2019. If those numbers are not available as of March 31st in any year, then 80% of Main Street's best estimate of that total amount due will be paid on or before March 31st and the residual 20%, as adjusted and reported, will be remitted to the OpCo Owners within ten (10) days of its later reporting. If for any reason under this Section the required payment of any specified amounts in cash would cause the Operating Company to be in violation of debt covenants, other pre-Purchase agreements or solvency criteria as similarly defined under 2.7.3, then as much of the Purchase payment as is necessary to correct that violation will be made in Main Street restricted common stock calculated at $8 per share, the then current restricted stock program repurchase price, or the average closing price of Main Street shares during the calendar month preceding the Purchase, whichever share price is the greater price per share. The share payment will be entered as a loan from Main Street to the Operating Company and treated as an accruing interest loan, converting to a ten (10) year, 7.8% interest, unsecured, quarterly payment loan, as applicable and provided under 2.7.3.2 and Section 5.11.

Section 5.6 Optional Sale or Spin-off. One corporate function of Main Street is to serve as an incubator to allow private companies to grow and then be spun-off as stand-alone public companies. Additionally, good companies always have opportunities to be purchased by third parties. Prior to Notice, by mutual consent of the Owner / Managers and Main Street, a spin-off or sale of the WCI Companies may be authorized and proceed. To execute such a sale or spin-off, in as much as is possible, the Operating Company and the Management Company will merge (or the Management Company rights will be acquired by the Operating Company). The mechanism and form of combination of the Operating Company and Management Company will depend upon the quality of the financials, third party desires, and other future events. The combination may be by merger, acquisition, triangular merger or other similar means arranged at that time. In the sale or spin-off of the merged WCI Companies, if there have been no partial repurchases, one-half of the shares issued or consideration given will go to the OpCo Owners and one-half will go to the MCo Owners, which at that time is expected to be Main Street[13]. Although the transaction requires mutual consent, once consent is given, Main Street will take the lead role in coordinating this possible sale or spin-off. For such an optional sale or spin-off, mutual approval of the final sale or reorganization is required. The expenses on account of any such sale or spin-off effort will be bourn by the Operating Company.

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[13] If any sale or spin-off closes before the end of the initial Earnings Evaluation Period, then the Adjusted After-Tax Earnings for the less than one year period from the Close to the close of the sale or spin-off will be annualized by calculation by Main Street. That annualized number will then be used to calculate the Performance Earned Percentage and 50% release of Reserve.

5.6.1 Sale if Unauditable, No Agreement Reached or So Elected. After Notice and Exercise, but before the Purchase, if Main Street determines that the financials of the Operating Company are not auditable, or that there are other reasons that make it undesirable, in Main Street's sole judgment, to spin-off the combined **WCI Companies**, or for Main Street to merge with or acquire the Operating Company, then Main Street may proceed without further approvals to sell the **WCI Companies**. To proceed, Main Street will inform the Owner / Managers in writing of the "Intent To Sell". Once the notice of Intent To Sell has been transmitted, matching Incentive Management Fees and Stock Repurchase Allocations may be made and released, at the discretion of Main Street. Main Street may not, but any of the **WCI Parties** may, make an arms length offer to purchase the **WCI Companies**. Main Street will continue to operate the **WCI Companies** under the control granted by the Exercise and subject to the general fee splitting nature of the Management Contract, until a sale is completed under Section 5.6

Section 5.7 Partial Buyout of One of Several Owners. Automatically, upon the death or substantial disability of one out of several Owner / Managers, that Owner / Manager's interest in the Operating Company will be repurchased by the Operating Company. The buyout will follow the rules outlined in Section 5.5 on a proportional basis. That is, if an individual Owner / Manager holds 30% of the shares of the Operating Company, then upon death or disability, his interest will be repurchased by payment of 30% of Future Earnings of the Operating Company, for **eight** years, as more specifically detailed in Section 5.5. To facilitate retirement or other personal choices, with written consent of the remaining Owner / Managers and Main Street, which may be withheld for any reason, any individual Owner / Manager may be authorized to have his ownership in the Operating Company repurchased according to and proportionally to the method outlined in Section 5.5.

Section 5.8 Mathematical Calculation for Overlapping Provisions. Especially over long time periods, it is expected that some buyout or payment actions may overlap or be superceded by subsequent actions. For example, the early buyout of one Owner / Manager under Section 5.7 may be in the 3rd of **8** years of payout when the Operating Company is purchased under the standard scenario of Section 5.3 as a tax-free exchange for **8x**. In that case, the other Owner / Managers would get **8x** for their portion and the early buyout Owner / Manager would get **5x** for his remaining portion. Similar proportional adjustments would also be made for a later sale or spin-off following a partial repurchase. For a complete repurchase under Section 5.5, proportional adjustment would also be made for all Owner / Managers if a sale or spin-off occurred prior to the **eighth** year of the buyout. Partial buyout will also have a proportional effect of the ratio of the Incentive Management Fee to the Share Repurchase Allocation. If the original ratio is 1 : 1 , and then half of the Owner / Managers are bought out, then the ratio will be recalculated at ½ : 1.

Section 5.9 Partial Purchase for (6x) for Fraud. If any Owner / Manager by fraud, conversion, malfeasance, breach of fiduciary duty, related party action, violation of this Agreement, or other means deprives the **WCI Companies** or Main Street of cumulatively more than $10,000, or causes or directs such loss, then, that event shall have the effect of Notice. Following this effective Notice, at Main Street's sole option, that Owner / Manager's interest in the Operating Company may be repurchased for **six** years Future Earnings, which becomes the

Price in the partial Purchase. In this regard, the provisions under Section 5.5 will be followed, except at a 25% discount. If followed by a subsequent sale or spin-off, the residual will be calculated as if two years of Future Earnings had already been paid on the first day. Throughout this Option To Purchase, wherever **eight** years of Future Earnings are used in calculation, those figures and calculations will be similarly discounted to **six** years. After first discovering such items in excess of $10,000, Main Street has 90 calendar days to declare its election under Section 5.9 by mailing written notice to the Parties. Once declared, the presumption is that the $10,000 item is valid, although the Owner / Manager may challenge the determination in a Court of competent authority. If the challenge is successful, the sole recourse is extending the buyout to **eight** years (which is considered the fair price) with the losing party paying the prevailing parties legal fees. In addition to these previous partial remedies, any defrauded amounts or Material negative impact to the Operating Company or Main Street will be appropriately calculated or estimated by Main Street and considered as an Incentive Management Fee paid to the Owner / Manager. This, in turn, will generate a corresponding Share Repurchase Allocation due with appropriate penalties and interest from the time of the $10,000 event. The election under this section is in addition to any other legal recourse that may be available to any of the Parties.

5.9.1 Immediate Walk Away by Owner at a 25% Discount at (6x). At any time, any Owner / Manager may elect to start an immediate buyout of his individual ownership of the Operating Company at a Price of **six** years Future Earnings under the procedure of Section 5.9 by mailing written notice of such to the Parties. If (circumstances of death or disability definitively excepted) the Notice period offered under 5.3.1 is less than one year, the Owner / Manager stops working for the benefit of the **WCI Companies**, or the Owner / Managers working hours devoted to management of the **WCI Companies** averages less than 20 hours per week for any consecutive 12 week period, then any of those events will have the effect of Notice under Section 5.9, except that the conversion of funds is not considered. Under this paragraph, serious illness will also be a mitigating factor that Main Street will weigh in regard to diminished working hours devoted to the business. After any of the circumstances of effective Notice described in this paragraph, Main Street may, in its sole discretion, decline to accept the effective Notice by communicating same to the involved Owner / Manager.

Section 5.10 Main Street Elected Sale Possible at a 25% Premium at (10x). Absent cause under Section 5.9, or Owner / Manager Notice under Section 5.1, Main Street may not initiate the buy-out of an individual Owner / Manager. Additionally, such unilateral action is contrary to Main Street's general mission. However, there are times when concluding the relationship is a corporate necessity. So, notwithstanding the foregoing in this article, upon written notice to the Parties, Main Street may initiate the buy-out of any individual Owner / Manager by paying that individual Owner / Manager a 25% premium. Specifically, Main Street's written notice of its election under Section 5.10 will serve as Notice and Exercise. The Price paid the Owner / Manager is according to the procedure found in Section 5.5, but at or for **10** years Future Earnings. Throughout this Option To Purchase, wherever **eight** years of Future Earnings are used in calculation, those figures and calculations will be similarly increased to **ten** years.

Section 5.11 Treatment of Loans. All pre-existing loans from Owners and new loans from any of the Parties during the term of the Agreement are converted and carried as unsecured, 7.8% monthly compounded and accruing interest, general obligations of the Operating Company[14]. At the time of the Purchase, the principal and accumulated interest from all such loans will be amortized and termed out in new loans with repayment in 40 equal quarterly compounded payments of principal and interest at 7.8%, with the first payment due ninety-days after the Purchase. The note will be an unsecured general obligation of the Operating Company. Payments will be applied first to interest and then to principal. Notwithstanding the general requirement for quarterly payment, payment may not be made if it would cause the Operating Company to be in violation of debt covenants, or to be categorized, or be forecast to be categorized, as insolvent under the Uniform Commercial Code or applicable law, or under other insolvency guidelines for the Operating Company that Main Street may from time to time specify. Such missed payments will be moved to the end of the loan term in successive quarterly payments. However, if regular or partial quarterly payment is made on any such loan, then proportional payments will be made on all such loans. The loans continue to follow the 10 year amortization schedule unchanged in the event of a spin-off. In the event of a subsequent sale to a third-party, such loans must be paid off, without the prior written consent of the affected Parties.

Section 5.12 Adjustment for Today's Liabilities. Given two otherwise identical companies, if one has more liabilities than the other, it is worth less. Main Street, in this Agreement, does not adjust consideration down for Today's Liabilities until much later, at the Purchase. "Today's Liabilities" are defined as the total liabilities that are on, or should have been on, the Operating Company balance sheet on the Closing Date of this Agreement. Today's Liabilities are not increased over time to account for inflation, imputed interest, or adjusted if those accounts increase or decrease over the years. In general, to adjust for Today's Liabilities, the original Price (assuming Today's Liabilities are zero) is reduced by an amount equal to Today's Liabilities, and that reduced Price supercedes the original Price calculated in preceding sections under this Option To Purchase. Specifically: i) If completing a single tax-free exchange for stock under 5.3.2, then the original Price is reduced by an amount equal to Today's Liabilities. ii) If **eight** annual payments equal to the Future Earnings are to be made under Section 5.5, then each annual payment will be reduced by **1/8th** of Today's Liabilities, and will be carried forward cumulatively if the result would otherwise be negative for any single year. iii) If there is a sale to third parties under Section 5.6, then an original effective Price will be calculated equal to one-half of the sum of the third party cash purchase price[15] plus Today's Liabilities. The original effective Price will then be reduced by an amount equal to Today's Liabilities with the remainder going to Main Street. iv) If there is a spin-off under Section 5.6, then a *pro forma* calculation will be performed by Main Street to determine an effective Price similar to the projected Future Earnings methodology from 5.3.2. The method of Item (iii) preceding will then be followed to calculate the percentage ownership of the Owners. The

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[14] Notwithstanding the general requirement to have all loans be 7.8% accruing interest loans, specific bridge loans from the Parties with an identified take-out will be allowed and excepted from normal treatment by Main Street. Those loans must identify a specific take-out and refinancing mechanism and be 7.8% accruing interest until the take-out. When the loan is refinanced, the principal is not considered a Direct Payment to Owners, however, the interest is. If the refinance falls through, then the bridge loan is converted to the standard long-term accruing 7.8% interest loan to start to be paid at the Purchase or paid off upon a subsequent sale to third parties.

[15] The cash purchase price is the amount paid above assumption and payoff of liabilities.

adjustment laid out in this section will be calculated by Main Street and will apply to all Purchase scenarios for calculation of the Price throughout this article except in the case of Today's Liabilities being zero.

Section 5.13 Allocation of Enforcement Costs. If Main Street incurs costs or pays for expenses directly to enforce provisions of this Agreement, including reasonable attorneys fees and costs, then those expenses will be calculated into the Management Fee formula as if an equal payment was made directly to Owners. This will indirectly result in an equal and offsetting payment back to Main Street covering or reimbursing the expense. If the Management Contract has been terminated and this mechanism is not available, then a similar and equal reduction from the next payments to be received by Owners under the Purchase will made to effect an equal and matching economic result.

Section 5.14 Potential Rollback of Fees Just Prior to Exercise. Main Street may declare a cancellation and roll-back of any Incentive Management Fee payment together with the associated and matching Share Repurchase Allocation that was made during the 90 day period prior to Exercise. This roll-back right expires thirty days after Exercise.

Section 5.15 Purchase is All-Inclusive. Except as delineated in Attachment 4.9, the Option To Purchase the Operating Company is all-inclusive. The Purchase includes all business opportunities, rights, tangible and intangible assets. No property, intellectual property, vendor or customer lists, processes or other things related to or involved with the operation of, owned at any time by, the Operating Company will be retained by the Owners.

Section 5.16 Non-Compete Clause. During the term of the Management Contract, and during and until one year after any payment under the Agreement or under the restricted stock repurchase program is paid to an individual Owner / Manager, that Owner / Manager agrees to not compete with the business of the Operating Company. If the Operating Company is sold to third parties or spun off, then the Owner / Managers agree not to compete for an additional four years from the close of that sale or spin-off.

Section 5.17 OpCo Shares and Owners' Rights Not Transferable After the Close. Main Street is entering into this long-term Agreement with the Owners to provide them with the opportunity for access to the liquidity of the public markets. The character of the people Main Street does business with is very important, and especially so in this sort of mutually dependant arrangement. Because of this approach, the Agreement is specific to the current Owners and the rights and privileges under the Agreement are not transferable without the prior written consent of Main Street. That approval will normally be withheld and may be withheld in Main Street's sole discretion. Additionally, Main Street wishes, as much as is possible, to be the exclusive equity funding source for the Operating Company. A portion of the mutual benefit and consideration is based and depends upon that exclusive arrangement. Thus, after the Close, the Operating Company may not issue additional shares, and the Owners may not sell or transfer any Operating Company shares without the prior written consent of Main Street. Such consent will often be withheld and may be withheld in Main Street's sole discretion.

ARTICLE VI
OTHER MATTERS

Throughout this Agreement, when disclosure is called for, such disclosure shall be in writing if the disclosure does not either affirm a requested positive disclosure, deny a requested negative disclosure or have the effect of an answer of "none" or "not applicable". A copy of such written disclosure, where not elsewhere called for, is at Attachment 6.0.

Section 6.1 Representations and Warranties of the Owners. With regard to the **WCI Companies**, or as indicated, each of the Owners hereby jointly and severally represents and warrants to Main Street as follows:

The Owners are the legal and beneficial owners of the number shares represented in the Agreement, free and clear of all liens, equities, encumbrances and claims of every kind.

WCI is a corporation duly organized, validly existing and in good standing under the laws of the State of **Colorado.**

WCI does not have any direct or indirect subsidiaries and is not a party to any joint ventures.

Financial statements provided are true and correct, complete and accurate. The last three (3) years financial statements, quarterly or monthly financial for the most recent partial year, plus financial statements as of the Close are at Attachment 6.1(a).

Real estate owned by the **WCI Parties,** related to **WCI Companies**, has been disclosed.

Pending or suspected environmental issues and violations have been disclosed.

There are no Material adverse changes to the business since the recent balance sheet date that have not been disclosed.

The business does not have any major liability of a financial nature not disclosed

There are no pending major law suits not disclosed.

All taxes have been filed and if due, paid. The last three (3) years tax returns for **WCI** are at Attachment 6.1(b).

There are no alleged violations of safety, employment, ERISA, or labor laws, not disclosed.

At Attachment 6.1(c) is a copy of the latest available statement from each and every bank or similar account maintained by **WCI** or **WCI Management, Inc.**

All of the **WCI** shares previously issued were issued in full compliance with all federal and state securities laws and regulations.

The minute books of **WCI** is complete and a copy will be provided to Main Street, if later requested.

The **WCI Companies,** except as disclosed, (i) have not directly or indirectly dealt with any broker or finder in connection with this transaction, and (ii) have not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

To Owners' knowledge, nothing would prevent the transactions contemplated by this Agreement from qualifying as a tax-free exchange of stock .

Related party transactions have been disclosed.

As used in this Agreement, "Material" means an occurrence or matter that causes a financial impact or liability of Ten Thousand Dollars ($10,000) or more.

Each of the Owners has the power, legal right and authority to enter into and deliver this Agreement and the other agreements, instruments and documents contemplated by this Agreement and to carry out the transactions contemplated hereby. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of the Owners, enforceable in accordance with its terms.

No representation or warranty made by the Owners in this Agreement or any Attachment, contains any untrue statement of a Material fact, or omits any Material fact, the omission of which would be misleading.

Section 6.2 Covenants and Acknowledgements. Each of the Parties shall cooperate with the other Parties in all reasonable respects, and shall take all other steps necessary to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time.

From the date of this Agreement until the Close, **WCI** will refrain from licensing, selling or otherwise disposing of any asset, property or intellectual property rights; making any individual disbursements, commitments or purchases in excess of Ten Thousand Dollars ($10,000) to any related party; changing any compensation or rate of compensation payable to any officer, director or employee other than in the ordinary course, or declaring or making any dividends or other distributions to the Owners, except as disclosed prior to the Close.

From the date of this Agreement until the Close, the Owners shall cause **WCI** not to issue any long term debt or additional securities of any kind or warrants or options to purchase any of such securities, except as disclosed prior to the Close.

The Parties shall use reasonable efforts to meet the requirements of Regulation D promulgated under the 1933 Act in order to accomplish the issuance of Main Street Purchase Shares to the Owners.

The Parties shall use their best efforts to cause the Exchange to qualify as a tax-free exchange of stock.

The Parties acknowledge that Main Street stock has been **inactive** or at most reported as trading in the "Pink Sheets" at very low volume just prior to the Effective Date. The closing price of the Main Street shares in the week prior to the Effective Date as reported on PinkSheets.com was, effectively $0.00 per share.

Prior to the Close, the Owners shall cause the respective boards of directors of **WCI** and **WCI Management, Inc.** to each approve and adopt this Agreement in accordance with each of the **WCI Companies** articles of incorporation and bylaws and provide a copy of said approvals at Attachments 6.2 (a) & 6.2 (b).

Section 6.3 Conditions Precedent to Closing. The obligation of each of the Parties to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Close of each of the following conditions:

6.3.1 Completion of Attachments. All of the required Attachments are provided, complete and give a true account, or, if appropriate, are marked "Not Applicable" , "None" or "Waived by Main Street". The representations made in those Attachments and the representations and warranties of the Owners set forth in Section 6.1 of this Agreement shall be true and correct in all respects at and as of the respective dates set forth with respect to each, as

of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date.

6.3.2 Execution of Documents. Execution of this Agreement and associated attachments when indicated, including the "General Release" at Attachment 6.3.2, by all designated signatory Parties is a condition precedent to the Close. This Agreement and attachments may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall be treated as original signatures when transmitted to the other Party or Parties to this Agreement or their respective legal counsel. Execution shall become effective when such facsimile(s) is delivered; provided that any Party transmitting a signature by facsimile shall deliver to Main Street the original signature(s) within seven (7) business days of delivery of the facsimile.

6.3.3 Main Street Board Approval. After the completion of actions outlined in 6.3.1 & 6.3.2, but precedent to the Close, will be the approval and adoption of this Agreement by the board of directors of Main Street in accordance with the articles of incorporation and bylaws of Main Street. Such approval may be withheld at the discretion of the board of directors.

6.3.4 Exchange of Shares. At the Close there will be an exchange of certificates as detailed in 4.1.1.

Section 6.5 Publicity. The Owners shall not cause or authorize any press release or any public statement with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of Main Street. Main Street shall not cause or authorize any press release or any public statement with respect to this Agreement and the transactions contemplated by this Agreement without the prior approval of Owners until after Close. However, subsequent to the Offer, it is permitted for Main Street to announce the general operations, scope, financial magnitude and state of residence of the business making the Offer, without revealing the identity of **WCI** or the Owners.

Section 6.4 Termination. This Agreement may be terminated by the Owner / Managers or Main Street if any condition provided in Section 6.3 has not been satisfied or waived on or before the Close. The Agreement will automatically terminate if the transactions contemplated by this Agreement are not fully and legally consummated by **April 30, 2006**.

6.4.1 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 6.4 each Party shall pay the costs and expenses incurred by it in connection with this Agreement and no Party (or any of their respective officers, directors, partners or shareholders) shall be liable to any other Party for any costs, expenses, damage or loss of anticipated profits hereunder.

6.4.2 Return of Deposit and Double Deposit Return. If the Agreement is terminated under the terms of Section 6.4 by the Owners, or automatically terminated on **April 30, 2006**, then the *regular* return of Deposit procedure specified in 4.13.2 will be triggered and executed. If the Agreement is terminated under the terms of Section 6.4 by

Main Street, then the *early* return of Deposit procedure under 4.13.3 will be triggered and executed. If the Agreement is otherwise complete, executed and submitted to the Main Street board of directors for approval, but not approved, then in addition to the early return of Deposit procedure under 4.13.3, Main Street will remit an additional Breakup Fee to the Operating Company equal to Deposit as also provided under 4.13.3. [16]

Section 6.5 Survival and Indemnification. The representations and warranties, and covenants of the Parties set forth in this Agreement shall survive the Close and remain operative and in full force and effect until the first anniversary of the Closing Date. Each of the Owners jointly and severally shall indemnify and hold Main Street, its successors and assigns, harmless, against and in respect of any losses, liabilities, damages, deficiencies, diminution of value, attorneys' fees or related expenses resulting from any misrepresentation, inaccuracy or breach of any representation, warranty or covenant made by the Owners in this Agreement or in any of the Attachments.

Section 6.6 Miscellaneous Provisions. The Parties agree to bear their respective legal, accounting and other expenses in connection with the preparation and consummation of this Agreement.

The subject headings of the articles, sections, paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their respective provisions.

This Agreement constitutes the entire agreement between the Parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, including without limitation the Offer.

Where any consent or waiver of Main Street is required or requested hereunder, Chester Billingsley, President of Main Street, or any successor, shall be the authorized person to provide any such consent or waiver. Where any consent or waiver of the **WCI Parties** is required or requested hereunder, **Kyle D. Thomas**, shall be the authorized person to provide any such consent or waiver.

At any time and from time to time after the Closing, each Party will execute such additional instruments and take such actions as may be reasonably requested by the other Party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, legal representatives, successors and assigns; provided, however, that any assignment by any of the **WCI Parties** of its respective rights under this Agreement without written consent of the Main Street shall be void.

No action taken pursuant to or related to this Agreement, including without limitation any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by that Party.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its choice of law rules.

In the event of any dispute arising under or in connection with this Agreement, or any related agreements, the Parties shall attempt in good faith to agree upon their rights with respect to such dispute. If the Parties so agree, a memorandum setting forth such agreement shall be

[16] If the Agreement is consummated, the Deposit is also returned under the regular return of Deposit procedure under 4.13.1.

prepared and signed by the Parties. If no such agreement can be reached after good faith negotiation, any Party may demand arbitration of the matter, in which case, the dispute shall be submitted to final and binding arbitration before an arbitrator of the American Arbitration Association, such arbitration to be conducted in Santa Clara County, California, or, at Main Street's sole option, in San Diego County, California, in accordance with the rules of that body governing commercial disputes. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall supersede any conflicting or inconsistent provision in any agreement contemplated by or related to this Agreement.

In the event a Party brings any legal action or submits any claim or controversy to arbitration with respect to this Agreement, the prevailing Party, in addition to any other remedies available to it, shall be entitled to recover reasonable attorneys' fees and costs from the non-prevailing Party, regardless of whether such action, claim or controversy is prosecuted or arbitrated to completion.

Section 6.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the Party (including, without limitation, service by overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to the facsimile number set forth below, which facsimile is confirmed within three days by deposit of a copy of such notice in first class mail, registered or certified, postage prepaid at the address set forth below. Any Party may change its address for purposes of this Section by giving the other Parties written notice of the new address in the manner set forth.

If to Main Street:

Main Street AC, Inc.
P.O. Box 1709
Ramona, California 92065
Fax No.: (760) 788 – 2525
Attn: Chester Billingsley, President

Copy to

Thoits, Love, Hershberger & McLean
245 Lytton Avenue, Suite 300
Palo Alto, California 94301
Fax No.: (650) 325-5572
Attention: Wayne H. Thomas , Esquire

....

If to the Owners:

Kyle D. Thomas
881 North Forest Court
Chandler, AZ 85226
Fax No.: (480) 897-3602

Copy to:

Phillip S. DeCaro
665 Vista Grande Drive
Colorado Springs, CO 80906

* * * * *

IN WITNESS WHEREOF, the Parties to this Agreement have duly executed it as of the date set forth above.

Main Street AC, Inc.

By: ______________________________
Chester Billingsley, President

Waste Consolidators, Inc. aka WCI

By: ______________________________
Kyle D. Thomas, Chairman & CEO

WCI Management, Inc.

By: ______________________________
Kyle D. Thomas, President

As an Individual

By: ______________________________
Kyle D. Thomas, Individually

Main Street AC, Inc.
Confirming Board of Directors' Approval

By: ______________________________
Chester Billingsley, Director